EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
  CHARMING SHOPPES REPORTS JULY SALES, REAFFIRMS EARNINGS PER SHARE PROJECTIONS

Bensalem, PA, August 4, 2005 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported that total sales for the four weeks ended July 30, 2005 were $200,800,000, an increase of 16% compared to $172,700,000 for the four weeks ended July 31, 2004. The current period's total sales include sales from Crosstown Traders, Inc. Comparable store sales for Charming Shoppes' retail store brands were flat for the four weeks ended July 30, 2005.

Total sales for the thirteen weeks ended July 30, 2005 increased 13% to $691,600,000 from $611,700,000 for the thirteen weeks ended July 31, 2004. The current period's total sales include sales from Crosstown Traders, Inc. since its acquisition on June 2, 2005. Comparable store sales for Charming Shoppes' retail store brands increased 3% for the thirteen weeks ended July 30, 2005.

Commenting on sales, Dorrit J. Bern, Chairman, CEO and President of Charming Shoppes, Inc. said, "July's sales results were slightly below our sales plan for the month, reflecting stronger sell-through of Summer merchandise earlier in the quarter, which left July with a lower level of markdowns required to meet our Summer clearance objectives. We are pleased with the quality of our sales performance during the quarter, which led to strong improvement in the gross margin for each of our brands. Based on July's results, we are today reaffirming our diluted earnings per share projections for the second quarter ended July 30, 2005, in a range of $0.26 - $0.28."

Total sales for the twenty-six weeks ended July 30, 2005 increased 8% to $1,294,900,000 from $1,204,500,000 for the twenty-six weeks ended July 31, 2004.
The current period's total sales include sales from Crosstown Traders, Inc. since its acquisition on June 2, 2005. Comparable store sales for Charming Shoppes' retail store brands increased 1% for the twenty-six weeks ended July 30, 2005.

Comparable store sales by retail store brand for the four, thirteen and twenty-six week periods ended July 30, 2005 were:

                              Four Weeks      Thirteen Weeks    Twenty-six Weeks
                             Ended 7/30/05    Ended 7/30/05      Ended 7/30/05
                             -------------    -------------      -------------
Lane Bryant Stores                0%                  +2%             +1%
Fashion Bug Stores               -1%                  +1%              0%
Catherines Stores                +3%                 +10%             +7%
--------------------------------------------------------------------------------
Total Retail Store Brands         0%                  +3%             +1%

The Company's plans anticipate positive low single digit comparable store sales for the Company's retail store brands during August 2005.

On July 7, 2005, Charming Shoppes, Inc. announced that, beginning with next year's first fiscal quarter, the Company will commence reporting consolidated sales and comparative store sales on a quarterly basis, and will discontinue reporting consolidated sales and comparative store sales on a monthly basis.

For more detailed information on monthly sales, please call 1-866-CHRS-NEWS (1-866-247-7639) to listen to Charming Shoppes, Inc.'s prerecorded monthly sales commentary. This recording will be available until August 8, 2005.

Charming Shoppes, Inc. operates 2,236 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Additionally, the following apparel, accessories, footwear and gift catalogs are operated by Charming Shoppes' Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. During the twenty-six weeks ended July 30, 2005 the Company opened 25, relocated 35, and closed 10 retail stores. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company's business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


CONTACT:          Gayle M. Coolick
-------           Director of Investor Relations
                  (215) 638-6955